Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

GlobeImmune, Inc.:

We consent to the use of our report dated July 17, 2012 with respect to the balance sheets of GlobeImmune, Inc. as of December 31, 2010 and 2011, and the related statements of operations and comprehensive loss, redeemable, convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2011, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boulder, Colorado

July 17, 2012